Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of National Commerce Corporation of our report dated February 13, 2018 relating to the consolidated financial statements of Landmark Bancshares, Inc. and subsidiary, appearing in this Registration Statement on Form S-4.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

June 8, 2018